Exhibit 4.24

DESCRIPTION OF SECURITIES

The following description of our common stock and preferred stock, together with the additional information we include in any future prospectus or prospectus supplement, summarizes the material terms and provisions of our common stock and preferred stock. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus or prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation, as amended (including the respective certificates of designation), or our certificate of incorporation, and our amended and restated bylaws, as amended, or our bylaws, which are exhibits to this Annual Report on Form 10-K. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our certificate of incorporation and our bylaws, as either may be amended from time to time.

Authorized Capitalization

We have 252,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 250,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which 706,829 have been designated as Series A Convertible Preferred Stock, par value $0.001 per share, or Series A Preferred Stock, 10,000 have been designated as Series B Convertible Preferred Stock, par value $0.001 per share, or Series B Preferred Stock, 1,500 have been designated as Series C Convertible Preferred Stock, par value $0.001 per share, or Series C Preferred Stock, 8,000 have been designated as Series D Convertible Preferred Stock, par value $0.001 per share, or Series D Preferred Stock and 4,500 have been designated as Series E Convertible Preferred Stock, par value $0.001 per share, or Series E Preferred Stock. As of December 31, 2019, we had 17,731,893 shares of common stock, 328,925 shares of Series A Preferred Stock and 0 shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock outstanding. Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

On July 24, 2018, we effected a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of one share for ten shares (the “2018 Reverse Stock Split”). As a result of the 2018 Reverse Stock Split, every ten shares of our pre-2018 Reverse Stock Split common stock were combined and reclassified into one share of our common stock. The 2018 Reverse Stock Split did not change the authorized number of shares or the par value of our common stock. Certain of the information contained in the historical documents incorporated by reference in this Annual Report on Form 10-K present information on our common stock on a pre-2018 Reverse Stock Split basis. On July 18, 2016, we effected a 1-for-15 reverse stock split of our common stock, or the 2016 Reverse Stock Split. As a result of the 2016 Reverse Stock Split, every fifteen shares of our pre-2016 Reverse Stock Split common stock were combined and reclassified into one share of our common stock. Previously, effective March 11, 2013, we effected a 1-for-12 reverse stock split of our common stock, or the March 2013 Reverse Stock Split. As a result of the March 2013 Reverse Stock Split, every twelve shares of our pre-March 2013 Reverse Stock Split common stock were combined and reclassified into one share of our common stock..

All share and per share data in this Annual Report on Form 10-K for periods prior to July 18, 2016 have been retroactively adjusted to reflect a 1-for-15 reverse stock split of our common stock that was effective on July 18, 2016 and for periods prior to July 24, 2018, have been retroactively adjusted to reflect a 1-for-10 reverse stock split of our common stock that was effective on July 24, 2018.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets that are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SCON.” Computershare is the transfer agent and registrar for our common stock. Its address is 250 Royall Street, Canton, MA 02021.

Preferred Stock

Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. As of December 31, 2019, we had 328,925 shares of our Series A Preferred Stock outstanding convertible into 1,827 shares of our common stock.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. Although our board of directors has no present intention to issue any additional preferred stock, the issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of our common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations that will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation of the series, which may be by distinguishing number, letter or title;

•

the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the price at which the preferred stock will be issued;

•

the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

•

the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Any prospectus or prospectus supplement filed in connection with an offering of preferred stock will describe all material terms of such series of preferred stock and all material terms of any common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus or prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designations or the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our bylaws.

Series A Convertible Preferred Stock

In October 2007, in connection with entering into an amended investment agreement with Hunchun BaoLi Communication Co. Ltd., or BAOLI, our board of directors authorized the designation and issuance of 706,829 shares of our Series A Preferred Stock. On January 8, 2008, the terms of the investment agreement with BAOLI were amended, and we issued to BAOLI and two related purchasers a total of 1,723 shares of common stock (as adjusted for reverse stock splits) and 611,523 shares of Series A Preferred Stock. Subject to the terms and conditions of our Series A Preferred Stock and to customary adjustments to the conversion rate, each share of our Series A Preferred Stock is convertible into ten twelfths of a share of our common stock so long as the number of shares of our common stock beneficially owned by BAOLI following such conversion does not exceed 9.9% of our outstanding common stock. Except for a preference on liquidation of $0.01 per share, each share of Series A Preferred Stock is the economic equivalent of ten twelfths of a share of common stock into which it is convertible. Except as required by law, the Series A Preferred Stock will not have any voting rights. As of December 31, 2019, we had 328,925 shares of our Series A Preferred Stock outstanding convertible into 1,827 shares of our common stock. For a complete description of the terms of the Series A Preferred Stock, please see the certificate of designations, filed with, and incorporated by reference into, this Annual Report on Form 10-K.

Warrants to Purchase Common Stock

As of December 31, 2019, we have warrants outstanding representing the right to acquire 16,181,232 shares of our common stock at a weighted average exercise price of $2.60 per share. (Also see “ Note 5 — Stockholders’ Equity—Warrants” in this Annual Report on Form 10-K for further information on our outstanding warrants).

Our outstanding warrants include warrants with limitations on the ability of the holder of the warrant to exercise such warrant to the extent that such exercise would violate beneficial ownership limitations included therein. Such warrants generally provide that the holder of the warrants cannot exercise such warrant to the extent the holder would, following such exercise, beneficially own, together with other shares attributed to such holder more than 4.99% of our common stock (subject to such limitation being increased to 9.99% upon at least 60 days prior notice).

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Classified Board of Directors. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three-year term and to consist as nearly as possible of one-third of the total number of directors. Pursuant to our bylaws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

No Stockholder Action by Written Consent. Our bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Change in Control Agreements. A number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.